Exhibit 99.1

October 31, 2006

Quarterly Report
Third Quarter 2006



We are very pleased to report that our net income for the third quarter ended September 30, 2006 was $1.7 million, which represented a 19.9% increase over the $1.4 million earned for the third quarter ended September 30, 2005. After the effects of dilution, earnings per share for the quarter equaled 60 cents, which represented an 11.1% increase over the 54 cents per share for the same quarter in 2005.

Net income for the first nine months of the fiscal year was $4.7 million, which represented a 10.4% increase over the $4.3 million earned through the third quarter of 2005. Pre-tax earnings were up 13.8% when compared to the nine months ended September 30, 2005. This resulted in an increase in our earnings per share on a diluted basis from $1.59 to $1.72, an 8.2% increase.

As of September 30, 2006, total assets reached $632.8 million compared to $553.9 million as of September 30, 2005. This represented a 14.2% increase in total assets. Through the help of the merger as well as internal growth, loans totaled $439.5 million or a 22.2% increase over loans outstanding as of September 30, 2005. Deposits were up 9.7% over the previous year and ended on September 30, 2006 at $455.1 million.

The merger with Peoples Bank has virtually been completed, and we continue to be pleased about the contribution that this transaction will make to the continued growth and assets and earnings of your company. Now that the significant portion of the merger has been completed, we are spending time and energy exploring opportunities to increase efficiencies and to improve upon the delivery of our customer service. A number of teams are exploring various facets of the operations of our bank so that they can make recommendations to accomplish these goals.

We are very pleased to announce that Robert Richardson, a successful Woodford County farmer and businessman, has agreed to join our Woodford Regional Advisory Board.

Additionally, we are pleased to announce the directors for our newly created Rowan/Elliott Regional Advisory Board. Madonna Weathers is Vice President of Student Affairs at Morehead State University. G. R. (Sonny) Jones is CFO of St. Claire Regional Medical Center. Tod Barhorst is the owner of Abner Construction Company. We are confident that these community leaders will make significant contributions to our ongoing success in the Rowan/Elliott region.



Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                      9/30/2006          9/30/2005            Change
Assets
  Cash & Due From Banks                             $  12,510,592      $  13,201,776           -5.2%
  Securities                                          142,456,536        133,868,626            6.4
  Loans Held For Sale                                           -            214,414            n/m
  Loans                                               439,491,965        359,523,684           22.2
  Reserve for Loan Losses                               5,141,526          4,509,599           14.0
    Net Loans                                         434,350,439        355,014,085           22.3
  Federal Funds Sold                                      167,000         19,915,850          -99.2
  Other Assets                                         43,315,628         31,733,280           36.5
     Total Assets                                   $ 632,800,195      $ 553,948,031           14.2%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  89,189,951      $  74,593,351           19.6%
    Savings & Interest Checking                       148,796,786        155,450,429           -4.3
    Certificates of Deposit                           217,072,235        184,768,595           17.5
      Total Deposits                                  455,058,972        414,812,375            9.7
  Repurchase Agreements                                18,184,443         14,911,455           21.9
  Other Borrowed Funds                                100,176,931         75,217,275           33.2
  Other Liabilities                                     4,343,165          2,769,923           56.8
    Total Liabilities                                 577,763,511        507,711,028           13.8
  Stockholders' Equity                                 55,036,684         46,237,003           19.0
    Total Liabilities & Stockholders' Equity        $ 632,800,195      $ 553,948,031           14.2%


CONSOLIDATED INCOME STATEMENT

                                                Nine Months Ending                  Three Months Ending
                                                                Percentage                          Percentage
                                       9/30/2006     9/30/2005    Change     9/30/2006    9/30/2005   Change
Interest Income                       $25,789,226   $21,073,699    22.4%    $9,493,182   $7,320,613    29.7%
Interest Expense                       11,952,354     8,221,848    45.4      4,643,094    3,075,087    51.0
  Net Interest Income                  13,836,872    12,851,851     7.7      4,850,088    4,245,526    14.2
Loan Loss Provision                       334,000       583,100   -42.7         94,000      166,600   -43.6
  Net Interest Income After Provision  13,502,872    12,268,751    10.1      4,756,088    4,078,926    16.6
Other Income                            5,400,067     5,107,459     5.7      2,098,908    1,719,417    22.1
Other Expenses                         12,331,147    11,601,387     6.3      4,504,097    3,827,963    17.7
  Income Before Taxes                   6,571,792     5,774,823    13.8      2,350,899    1,970,380    19.3
Income Taxes                            1,848,962     1,495,818    23.6        636,988      540,576    17.8
  Net Income                            4,722,830     4,279,005    10.4      1,713,911    1,429,804    19.9
Net Change in Unrealized Gain (loss)
  on Securities                           493,366      (802,862)  161.5      1,975,478     (603,586)  427.3
  Comprehensive Income                $ 5,216,196   $ 3,476,143    50.1%    $3,689,389   $  826,218   346.5%

Selected Ratios
  Return on Average Assets                   1.08%         1.08%                  1.09%       1.05%
  Return on Average Equity                   12.9          12.5                   13.0        12.3

  Earnings Per Share                      $  1.73       $  1.60                $  0.60     $  0.54
  Earnings Per Share - assuming dilution     1.72          1.59                   0.60        0.54
  Cash Dividends Per Share                   0.75          0.69                   0.25        0.23
  Book Value Per Share                      19.25         17.31

  Market Price                         High        Low         Close
  Third Quarter '06                    $30.00      $26.65      $29.50
  Second Quarter '06                   $29.75      $27.00      $27.00